Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146227 of Solitario Exploration & Royalty Corp. on Form S-8 of our report dated March 12, 2009, appearing in this Annual Report on Form 10-K of Solitario Exploration & Royalty Corp. for the year ended December 31, 2008.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
March 12, 2009